Exhibit 3.8

OPERATING AGREEMENT

OF

EQUITYAUTO LOAN, LLC

THIS OPERATING AGREEMENT OF EquityAuto Loan, LLC (the “Operating Agreement”), is entered into effective as of January 10, 2008, by, between and among EquityAuto Loan, LLC (the “Company”), and Tracy Young (“Young”), the sole Member and sole Manager of the Company.

Background Statement:

As of November 6, 2000, Young caused the Company to be formed as a limited liability company under the laws of the State of Georgia. The Company was formed as TitleMax Payroll, LLC. Articles of Amendment were filed effective April 10, 2006, changing the name of the Company to EquityAuto Loan, LLC The parties hereto desire to set forth herein their respective rights, duties, and responsibilities with respect to the Company.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties, agree as follows:

I.

a.	The Company has been organized as a Georgia limited liability company by the filing of its Articles of Organization with the Secretary of State of Georgia under and pursuant to the Georgia Limited Liability Company Act, as amended from time to time (the “Georgia Act”). The name of the Company is EquityAuto Loan, LLC, and all Company business shall be conducted under such name.

b.	The location of the Company’s principal place of business is 15 Bull Street, Suite 200, Savannah, Georgia 31401. The Company may locate its places of business at any other place or places within or outside the State of Georgia as the Manager may from time to time deem advisable.

c.	The name of the Company’s registered agent in the State of Georgia is Tracy Young. The address of the Company’s registered office and that of its registered agent is 15 Bull Street, Suite 200, Savannah, Georgia 31401. The registered office and registered agent may be changed from time to time pursuant to the Georgia Act and the applicable rules promulgated thereunder.

d.	The business of the Company is to engage in any lawful activity. The Company may exercise all powers necessary to or reasonably connected with the Company’s business which may be legally exercised by it under the Act. The duration of the Company will continue until it is dissolved in accordance with the Act.

II.

The sole member (the “Member”) of the Company is Young, who was admitted to the Company as a member contemporaneously with the execution of filing of the Company’s Articles of Organization under and pursuant to the Act. The Member contributed One Hundred Dollars ($100) to the Company as his initial capital contribution. Members shall have no obligation to make additional capital contributions. No other person or entity shall be admitted as an additional member of the Company without the consent of the Member.

III.

The sole manager of the Company is Young (the “Manager”). The business and affairs of the Company will be managed by the Manager, who has been appointed by and serves at the discretion of the Member. By his execution of this Operating Agreement, the Manager agrees to be bound by the provisions of this Operating Agreement and the Act. Except for situations in which the approval of the Member is expressly required by this Operating Agreement or by a non-waivable provision of applicable law (including the Act), the Manager, so long as he continues to serve, will have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to preform any and all other acts or activities customary or incident to the management of the Company’s business.

IV.

The Manager may elect such officers (“Officers”) as he determines (but it is not be required to do so), and the Officers will have such powers and duties as are delegated to them by the Manager.

V.

To the fullest extent permitted by the Act, the Company shall indemnify its Members, Managers and Officers from and against all costs of defense (including reasonable fees), judgments, fines, and amounts paid in settlement suffered by a Member, Manager or Officer as a result of such person becoming party to an action due to his status with the Company.

VI.

Except as otherwise specifically set forth herein, the Company shall be governed by the provisions of the Act and any successor statute, and any capitalized term not defined herein shall have the meaning ascribed to it in the Act.

VII.

The Company shall issue certificates to its Members to evidence their membership units in the Company. The Company shall be authorized to issue up to one thousand (1000) membership units. Certificates shall be numbered in the order which they are issued and shall be signed by the Manager. Records shall be maintained by the Manager or such officer as he may appoint indicating the name of the person owning the units, the number of units, and the date of issue. Certificates exchanged or returned shall be canceled and maintained in the Company Record Book. Transfers of certificates shall be made on the books of the Company by the holder in person or by Power of Attorney, or surrender of the old certificate for such units, duly assigned. The Members shall be entitled to one vote for each unit standing in their name.

IN WITNESS WHEREOF, the Member and the Manager have set their hand to this Operating Agreement effective as of the date first above written.

MEMBER:
TitleMax Holdings, LLC

By:	/s/ Tracy Young
Tracy Young, Manager

MANAGER:
/s/ Tracy Young
Tracy Young EquityAuto Loan, LLC

By:	/s/ Tracy Young
Tracy Young, Manager